As filed with the Securities and Exchange Commission on October 12, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ER URGENT CARE HOLDINGS INC.

(Name of small business issuer in its charter)

Florida	8049	04-2237138
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

700 Ives Dairy Road

North Miami Beach, FL 33179

Telephone: (305) 917-9173

(Address and telephone number of principal executive offices and principal place of business)

Mark Solomon, President

700 Ives Dairy Road

North Miami Beach, FL 33179

(Name, address and telephone number of agent for service)

Copies of communications to:

JOSEPH I. EMAS

1224 WASHINGTON AVENUE

MIAMI BEACH, FLORIDA 33139

TELEPHONE NO.: (305) 531-1174

FACSIMILE NO.: (305) 531-1274

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.0001 per share (2)	87,500,000 shares	$0.08	$7,000,000.00	$214.90
Common Stock, par value $0.0001 per share (2)	2,000,000 shares	$0.10	$200,000.00	$6.14
TOTAL			$7,200,000.00	$221.04

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Represents shares to be sold by our Selling Shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 12, 2007

PROSPECTUS

ER URGENT CARE HOLDINGS INC.

89,500,000 Shares of Common Stock, $0.0001 Par Value

This Prospectus relates to the sale of up to 89,500,000 shares of common stock of ER Urgent Care Holdings, Inc. (“ERUC” or the “Company”) by certain persons who are, or will become, stockholders of the Company, specifically Paragon Trading, LTD. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the common stock at any time at market prices prevailing at the time of sale or at privately negotiated prices.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. However, we will receive proceeds pursuant to the Equity Line of Credit for each draw down we request. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter “Pink Sheets” during the term of this offering. On October 11, 2007, the last reported sale price of our common stock was $0.09 per share. Our common stock is quoted on the “Pink Sheets” under the symbol “ERUC.PK.” The price per share of our common stock will fluctuate based on the demand for the shares of common stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “ Risk Factors” beginning on page 3.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 36 months (or at such time as all applicable draw down shares are purchased) after the companying registration statement is declared effective by the U.S. Securities and Exchange Commission (the “Commission”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

The Commission and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion of “Risk Factors”, our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we”, “us,” “our,” “ERUC” or “our company”, we are referring to ER Urgent Care Holdings, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refers only ER Urgent Care Holdings, Inc.

Business Development

ER Urgent Care Management, Inc. was established in 2000, and opened its first clinic June, 2001. ER Urgent Care Holdings, Inc. was incorporated on July 27, 2004 under the laws of the state of Florida. During 2004, ER Urgent Care Holdings, Inc. acquired all centers owned by ER Urgent Care Management, Inc. Our fiscal year ends December 31st of each year. We have not filed for any bankruptcy, receivership or similar proceeding. During the last three fiscal years, we have not been subject to the reporting requirements of the Exchange Act of 1934, as amended. As such, we have not filed any filings with the Securities and Exchange Commission, however, by this filing we intend to become a fully reporting company.

We are a Florida corporation and a provider of urgent care centers providing health care services for the underserved markets in after-hours complete health care. We currently operate six locations in Florida and one in Kansas City and intend to expand nationwide.

Principal Services

The Urgent Care Center provides a location where patients can receive premier health care, after-hours, at less cost than that of an emergency room visit. ER Urgent Care Centers operate on extended office hours in order to serve as an extension of the primary care physician for all non-life threatening emergencies. Our Centers are fully staffed with board certified physicians and include limited to full laboratories, “in-house” and X-ray services.

Our Centers provide employee injury, illness and general healthcare programs for the young and the old. ERUC offers a one-stop medical facility where patients receive premier healthcare, after-hours, generally at, in management’s opinion, a fraction of the cost of hospital emergency room visits. Our Centers provide care for non-life threatening injuries or illnesses with emergency medicine expertise, state-of-the-art diagnostic equipment and the necessary treatments. Management intends to form these centers throughout the United States with the aim of providing the highest quality urgent medical care in a very professional and efficient manner.

THE OFFERING

All of the 89,500,000 shares of our common stock held or to be held following a draw down request by the selling stockholders are being sold by the selling stockholders named in this prospectus. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the common stock at any time at market prices prevailing at the time of sale or at privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. However, we will receive proceeds pursuant to the Equity Line of Credit for each draw down we request. Our common stock is quoted on the OTC “Pink Sheets” under the symbol “ERUC.PK. The last reported sale price of our common stock on the OTC “Pink Sheets” was $0.08 per share.

Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Common stock offered	89,500,000 shares. The selling stockholders consist of Paragon Trading, LTD, which intends to sell up to 87,500,000 shares of common stock acquired pursuant to a Equity Line of Credit (ELC) Agreement with us. Paragon Trading, LTD has also received 2,000,000 shares as a Commitment Fee, which shares are being registered hereunder.

Offering price	93% of the three lowest closing bid prices in the ten trading day prior to a notice by the Company.

Common stock to be outstanding before this offering	Shares 38,890,935

Common stock to be outstanding after this offering	Shares 128,390,935

Use of proceeds	We estimate that we will receive net proceeds of $7,000,000 pursuant to the Equity Line of Credit, presuming we request the draw sown of all shares of common stock in this offering, such proceeds not including estimated offering expenses payable by us. We intend to use these proceeds generally as follows: (1) to expand our facilities in order to increase our profit margin and to guarantee our quality of service; and (2) the remaining proceeds for general corporate purposes such as the purchasing of additional practices. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying cash dividends for the foreseeable future.

Risk factors	You should read the section captioned “Risk Factors” for a discussion of factors you should consider carefully before deciding whether to purchase shares of our common stock.

Trading	Our common stock is currently quoted on the OTC Bulletin Board “Pink Sheets” under the symbol “ERUC”.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION

If we are unable to obtain additional funding, we may be unable to maintain or expand our operations.

We may not be able to expand or maintain our operations in the future without obtaining additional financing. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment.

We believe that the net proceeds of our future offerings, combined with our existing financial resources, while it will be sufficient to fund our capital and operating in the next twelve months, it may preclude any expansion plans. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Because we have experienced operating losses since inception, it is uncertain when, if ever, we will have significant operating income or cash flow from operations sufficient to sustain operations.

We suffered net losses since our inception, specifically a net loss of $1,171,716 for the period from inception to December 31, 2006 and a net loss of $10,372,566 for the first six months of 2007. These losses are the result of non-cash issuances of stock for services and an inadequate revenue stream to compensate for our operating and overhead costs. We expect losses to continue for the foreseeable future. The size of these losses will depend in part on any future Center expansions and the rate of increase in our expenses from expansion. Several factors, including consumer acceptance, competitive factors and our ability to successfully develop and market our services, make it impossible to predict when or whether we will generate significant revenues or attain profitability. Consequently, we may never achieve significant revenues or profitability and, even if we do, we may not sustain or increase profitability on a quarterly or an annual basis in the future. Our ability to continue in business could be jeopardized if we are not able to achieve positive cash flow or profitability or if we are not able to obtain any necessary financing in the future on satisfactory terms.

If we are not able to recruit and retain qualified management personnel, we may fail to develop our potential business opportunities.

Our success is highly dependent on the retention of the principal members of our management, particularly Dr. Ronald Lubetsky whom are critical to our ability to execute our overall business strategy. We do not presently have any key man life insurance on them person; while we intend to apply for such insurance in such amounts as we deem appropriate, it is uncertain at this time as to when we will apply for and obtain such insurance.

Furthermore, our future growth will require hiring a significant number of qualified management, administrative and independent contractors. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or achieve our business objectives. The only risk is if there would be a major change in emergency room wait times or if insurance companies no longer wished to pay urgent care center. Neither are considered likely.

RISKS RELATING TO OUR BUSINESS

The Company has a history of losses. There is no assurance that we will be profitable in the future:

As shown in the Company’s financial statements accompanying its annual report, the Company incurred net losses of $565,809 and $521,975 during the years ended December 31, 2006 and 2005 respectively and net losses during the first six months of 2007 of $10,372,566. The Company does not expect to achieve profitability for the next several quarters, and there can be no assurance that it will be profitable thereafter, or that the Company will sustain any such profitability if achieved.

The markets in which we operate are highly competitive, and many of our competitors have significantly greater resources than we do:

Ambulatory urgent care medicine is one of the largest growing practices in the United States. In fact, there are more AUC practices opening than managed care plans. Many of the Company’s current and potential competitors may have longer operating histories and may have significantly greater financial, and other resources, as well as greater name recognition than the Company. As a result, they may be able to devote greater resources to the development marketing and support of their medical facilities than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results or financial condition.

The loss of our senior management and failure to attract and retain qualified personnel in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth:

We depend on the continued service of our senior management. Due to the nature of our business, we may have difficulty locating and hiring qualified personnel and retaining such personnel once hired. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could limit our ability to execute our growth strategy resulting in a slower rate of growth.

Our failure to attract and retain Physicians and Nurse Practitioners in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth:

The Company’s business depends on its ability to continue to recruit and retain a sufficient number of qualified licensed doctors and nurses. Although the Company believes it has an effective recruitment process, there is no assurance that the Company will be able to secure arrangements with sufficient numbers of licensed doctors and nurses or retain the services of such practitioners. The Company recruits its personnel from a variety of employment agencies and services. If the Company experiences delays or shortages in obtaining access to qualified physicians and nurses, the Company would be unable to expand its clinics, resulting in reduced revenues.

We face the risk of professional liability claims which may exceed the limits of insurance coverage:

The Company may become involved in malpractice claims with the attendant risk of damage awards. The Company currently maintains malpractice insurance in the aggregate amount of $1,000,000 and $3,000,000 on a per claim basis. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available at commercially reasonable rates, if at all. In the event of a successful claim against the Company that is uninsured in whole or in part, the Company’s business and financial condition could be materially adversely affected.

If we fail to comply with government laws and regulations it could have a materially adverse effect on the Company:

The health care industry is subject to extensive federal, state and local laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services and prices for services that are extremely complex and for which, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. In particular, Medicare and Medicaid antifraud and abuse amendments, codified under Section 1128B(b) of the Social Security Act (the “Anti-Kickback Statute”), prohibit certain business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other federal health care programs, including the payment or receipt of remuneration to induce or arrange for the referral of patients covered by a federal or state health care program. Sanctions for violating the Anti-Kickback Statute include criminal penalties and civil sanctions. Each violation of these rules may be punished by a fine (of up to $250,000 for individuals and $500,000 for corporations, or twice the pecuniary gain to the defendant or loss to another from the illegal conduct) or imprisonment for up to five years, or both. In addition, a provider may be excluded from participation in Medicaid or Medicare for violation of these prohibitions through an administrative proceeding, without the need for any criminal proceeding. Many states have similar laws, which apply whether or not Medicare or Medicaid patients are involved.

In addition, another federal law, known as the “Stark law” was expanded in 1993, to significantly broaden its scope by prohibiting referrals by physicians under the Medicare or Medicaid programs to providers of designated health services with which such physicians have ownership or certain other financial arrangements. This law also prohibits billing for services rendered pursuant to a prohibited referral. Penalties for violation include denial of payment for the services, significant civil monetary penalties, and exclusion from Medicare and Medicaid. Several states have enacted laws similar to the Stark law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care.

The Company exercises care in structuring its arrangements with physicians and other referral sources to comply in all material respects with applicable laws. It also takes such laws into account when planning its acquisitions of urgent care centers, marketing and other activities, and expects that its operations will be in compliance with applicable law. The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that the Company is in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on the Company’s business. There can be no assurance however that the Company will not be found in non compliance in any particular situation.

If we fail to maintain state licenses or authorizations it could result in the closure of our ER Urgent Care Centers:

The Agency for Health Care Administration (“AHCA”) is responsible for licensing, registering, and regulating all health care and health service facilities in Florida. AHCA strives to ensure that these facilities and services comply with standards of safety and quality established by state and federal regulation. Under state and federal regulations, facilities must meet state licensing requirements, submit a completed application, required documentation, and have a satisfactory survey to be “deemed” certified or licensed. If any of the ER Urgent Care Centers loses its state license or its authorizations, it would result in the closure of such ER Urgent Care Center, which would have a material adverse effect on the Company’s business.

Our failure to maintain Joint Commission Accreditation could affect our ability to attract patients, which would make profitability more difficult to achieve and sustain:

Although Joint Commission accreditation is not mandatory, the Company believes that the accreditation of its ER Urgent Care Centers is an important factor in its patients’ decisions to attend its facilities. Any failure to maintain accreditation could have a material adverse effect on the Company’s ability to attract and retain patients.

We are dependent on third party payers. Changes in Medicaid or Medicare that decrease program payments will affect our financial condition and the results of operations would suffer:

All of the Company’s revenues are derived from health insurance, managed care companies or from private payers and government reimbursement programs. The percentage of the company revenues derived from health insurance is 27%. The percentage of the company revenue derived from Medicare and Medicaid is 26%. Self pay or private payers consist of 47% of total revenue. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or modifying the way the Company operates its business. Any future action by the federal government, or by state governments, limiting or reducing the total amount of funds available for such programs could lower the amount of reimbursement available to the Company. If Medicare reimbursement for ambulatory care treatment is reduced in the future, private payers including health insurers and managed care companies and other non-government payers may be required to assume a greater percentage of the costs. This could have a material adverse effect on the Company’s operating results and financial condition.

RISKS RELATING TO OUR COMMON STOCK AND THE OFFERING

There could be future dilution of shareholders’ interests in our company.

We may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing stockholders, the percentage ownership of the existing shareholders may be reduced. As a result, existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

If Paragon Trading sells a material amount of common stock that it owns or receives, the significant downward pressure on the price of our stock caused by those sales could encourage short sales by third parties, which could contribute to the further decline of our stock price

In many circumstances the provision of a Equity Line of Credit (ELC) Agreement or convertible debentures for companies that are traded on the OTC “Pink Sheets” has the potential to cause a significant downward pressure on the price of common stock. This is especially true if the shares being placed into the market exceed the ability of the market to absorb the increased stock or we have not performed in such a manner to show that the equity funds raised will be used to grow our company. This could result in further downward pressure on the price of our common stock.

Under the terms of our Equity Line of Credit (ELC) Agreement , we may request numerous draw downs. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short-sales, sell shares that they do not own, and at a later time purchase shares to cover the previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then prevailing market price. If the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long-position in the stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what extent the share price could drop.

Under the Equity Line of Credit Agreement , Paragon Trading will pay less than the then-prevailing market price of our common stock

The common stock to be issued under the Equity Line of Credit (ELC) Agreement will be issued at a 7% discount to the lowest average closing bid price for three of the ten days immediately following any advance notice made under the agreement. These discounted sales could cause the price of our common stock to decline.

Because we are quoted on Pink Sheets instead of an exchange or national quotation system, our investors may have a tougher time selling their stock or experience negative volatility on the market price of our stock.

Our common stock is traded on the Pink Sheets. The Pink Sheets are often highly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the Pink Sheets as compared to a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. Investors in our common stock may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our securities. Accordingly, our stockholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common stock improves.

We intend apply to be listed on the Over the Counter bulletin board. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission (the “SEC”). We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the NASDAQ Stock Market). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to an offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the aquaculture industry generally; and

•	general economic and other national conditions.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the NASDAQ National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect to spend between $100,000 to $300,000 in legal and accounting expenses annually to comply with Sarbanes-Oxley. These costs could affect profitability and our results of operations. The cost of these activities will be paid out of this offering.

Our common stock could be considered a “penny stock.”

Our common stock could be considered to be a “penny stock” if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect the trading and liquidity of shares of our common stock.

Rule 15g-2 promulgated thereunder by the SEC, requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (1) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (2) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (3) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (2) above; and (4) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. We have paid no cash dividends to date and the Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

We will be subject to blue sky considerations.

Because our securities have not been registered for resale under the blue sky laws of any state, the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future, should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and of purchasers to buy our securities. Accordingly, investors should consider the secondary market for the Company’s securities to be a limited one.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit Agreement, Paragon Trading, LTD (“Paragon”) has agreed to purchase up to $7,000,000.00 of our common stock. In addition, in connection with the execution of the Equity Line of Credit Agreement, we reserved 87,200,000 shares of common stock (as we issued Paragon 2,000,000 shares as a commitment fee). None of the selling stockholders are broker-dealers or affiliates of broker-dealers and none of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

Paragon Trading, LTD is the investor under the Agreement. All investment decisions of Paragon are made by: Mr. Joseph C. Canouse.

The table follows:

SELLING STOCKHOLDER	SHARES BENEFICIALLY OWNED BEFORE OFFERING	PERCENTAGE OF OUTSTANDING SHARES BENEFICIALLY OWNED BEFORE OFFERING	SHARES TO BE ACQUIRED UNDER THE AGREEMENT DISTRIBUTION AGREEMENT	SHARES TO BE SOLD IN THE OFFERING	PERCENTAGE OF OUTSTANDING SHARES BENEFICIALLY OWNED AFTER OFFERING (3)
Paragon Trading, LTD	2,000,000	5.1%	87,500,000	87,500,000	0%

(1)	Percentage of outstanding shares is based on 38,890,935 shares of common stock outstanding as of October 11, 2007, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within sixty days of October 11, 2007 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	ERUC cannot predict the actual number of shares of common stock that will be issued pursuant to the Agreement because the purchase price of the shares under the Agreement is based upon future bid prices for ERUC’s shares at the time it requests an advance of funds from Paragon and because ERUC has not determined the total amount of advances under the Agreement that it intends to request. Therefore, the number of shares of common stock registered under this registration statement in connection with the Agreement is based on ERUC’s good-faith estimate of the maximum number of shares that ERUC will issue with respect thereto based upon current market prices of the company’s common stock.

(3)	Assumes Paragon sells all shares purchased by it pursuant to the Agreement.

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH ERUC

Paragon is the investor under the Agreement. All investment decisions of Paragon are made by Mr. Joseph C. Canouse.

Pursuant to the Agreement, we may, at our discretion, periodically issue and sell to Paragon shares of common stock for a total purchase price of $7 million. The amount of each advance is subject to a maximum advance amount of $300,000.00. Paragon will purchase shares of our common stock for a 7% discount to the three lowest closing bid prices of our common stock for the ten days immediately following the notice date. In addition Paragon will receive a fee of $200,000.00, payable by the issuance of 2,000,000 shares restricted common stock. Paragon intends to sell any shares purchased under the Agreement at the then prevailing market price. There are certain risks related to sales by Paragon including:

•

The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater the number of shares that will be issued to Paragon. This could result in substantial dilution to the interests of other holders of common stock.

•

To the extent Paragon sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Paragon to sell greater amounts of common stock, the sales of which would further depress the stock price.

•

The significant downward pressure on the price of the common stock as Paragon sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

EQUITY LINE OF CREDIT AGREEMENT

SUMMARY. On January 30, 2006, we entered into an Agreement with Paragon Trading, LTD (“Paragon”). Pursuant to the Equity Line of Credit Agreement, we may, at our discretion, periodically sell to Paragon shares of common stock for a total purchase price of up to $7 million. For each share of common stock purchased under the Agreement, Paragon will pay 93% of the three lowest closing bid prices for our common stock with respect to the ten trading days after we give notice to Paragon that we wish to sell stock to them. The effectiveness of the sale of the shares under the Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

AGREEMENT EXPLAINED.

Pursuant to the Agreement, we may periodically sell shares of common stock to Paragon to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request advances periodically during the three (3) year term. A closing will be held after the applicable pricing period for such advance at which time we will deliver shares of common stock and Paragon will pay the advance amount less the commission described above.

We may request advances under the Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Paragon has advanced $7 million or until the date that is three years after the SEC first declares the Registration Statement effective, whichever occurs first. We are limited to a maximum advance of $300,000.00 per advance. In no event will the number of shares issuable to Paragon pursuant to an advance exceed 9.9% of our then-outstanding common stock.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $7 million available under the Agreement in a single advance (which is not permitted under the terms of the Agreement) and the purchase price was equal to $0.08 per share, then we would issue 87,500,000 shares of our common stock to Paragon. These shares would represent approximately 70% of our outstanding common stock upon issuance, except that paragon is limited to owning no greater than 9.9% of our issued and outstanding stock at any time. ERUC is registering 87,500,000 shares of common stock for sale under the Agreement plus an additional 2,000,000 shares (the shares issued to Paragon as a Commitment Fee). On May 7, 2004, we amended our Articles of Incorporation to increase our authorized share of common stock to 500,000,000 shares. As of October 11, 2007 we had 38,890,935 shares of common stock issued and outstanding. If our share price were to decline, we may need to register additional shares of common stock in order to fully utilize the $7 million available under the Agreement at certain of the prices set forth below and would need to amend our Articles of Incorporation to increase the number of authorized shares of common stock available for issuance.

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Agreement at anticipated prices. This table does not take into account any shares of our common stock that may be issued upon the conversion or exercise of outstanding options and warrants.

Market Price	$0.10	$0.11	$0.12	$0.13
Purchase Price:	$0.097	$0.1067	$0.1164	$0.1261
No. of Shares (1):	72,164,948	65,604,499	60,137,457	57,511,499
Total Outstanding(2):	183,519,277	176,958,828	171,494,786	166,865,828
Percent Outstanding(3):	39.32.0%	37.07%	35.07%	33.27%
Net Cash to ERUC (4)	$300,000	$300,000	$300,000	$300,000

(1)	Represents the number of shares of common stock to be issued to Paragon at the prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Paragon.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

The proceeds received by us under the Agreement will be used generally as follows: (1) to expand our facilities in order to increase our profit margin and to guarantee our quality of service; and (2) the remaining proceeds for general corporate purposes such as the purchasing of additional practices. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $ 500,000 consisting primarily of professional fees incurred in connection with this registration.

FLOOR PRICE. The Company may, at its option, specify in each Put Notice a minimum Market Price (“Floor Price”). In the event that during a Valuation Period, the Bid Price on any Trading Day falls below the Floor Price (a “Low Bid Price”), the Company shall be under no obligation to sell and the Investor shall be under no obligation to purchase one tenth (1/10) of the Investment Amount specified in the Put Notice for each such Trading Day, and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period there exists a Low Bid Price for any three (3) Trading Days - not necessarily consecutive – then, unless the Company confirms in writing by the close of business on the third such Trading Day of its desire to sell the full Investment Amount by waiving the Floor Price, the balance of each party’s obligation for the Investment Amount under such Put Notice shall terminate on such third Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Floor Price.

In addition, Paragon has received a Commitment Fee of two million five hundred shares of the our restricted common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

If any shares of common stock being registered for resale in the accompanying registration statement are transferred from the named selling stockholders listed in this Prospectus and such transferees wish to rely on this Prospectus to resell these shares, then a post-effective amendment to the accompanying registration statement would need to be filed with the Securities and Exchange Commission naming these individuals as selling shareholders and providing the information required by Item 507 of Regulation S-B.

Paragon is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Agreement. Paragon will pay us 97% of the three lowest closing bid prices for our common stock with respect to the ten trading days after we give notice to Paragon that we wish to receive an advance.

The Agreement provides that we may not request an advance with respect to the Equity Line of Credit Agreement at any time that Paragon has beneficial ownership of 9.9% or more of our outstanding common stock nor may we request and advance that would cause Paragon to own more than 9.9% of our outstanding common stock.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $ 500,000. We intend to pay these expenses from the proceeds we anticipate receiving under the Agreement. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Agreement.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock of ERUC while such selling shareholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2007:

•	on an actual basis;

You should read this table together without financial statements appearing elsewhere in this prospectus.

	June 30, 2007
	Actual	As Adjusted(1)
	(Unaudited)
Cash and cash equivalents	$8,978	$4,500,000
Property and equipment, net	$660,304	$1,660,304
Due to affiliate
Intercompany income tax allocation payable
Total notes payable and obligations under capital leases	$165,000	—
Stockholders’ Equity:	2,519,532	7,019,532
Common stock—$.00001 par value; 500,000,000 shares authorized, and 38,890,935 shares issued and outstanding
Preferred stock—$.001 par value; 10,000,000 shares authorized, 0 issued and outstanding
Additional paid-in capital
Retained earnings
Total Stockholders’ Equity	$2,519,532	$7,019,532
Total capitalization		$5,000,000

DILUTION

Our net tangible book value as of June 30, 2007 was approximately $2,519,532, or $.0656 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the aggregate number of shares of our common stock outstanding. After giving effect to the sale of the 57,511,499 shares of our common stock in this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our net tangible book value at August. 1, 2007 would have been approximately $ 2,519,532 or $ .0656 per share. The public offering price is $.05 per share. This represents an immediate increase in net tangible book value per share of $.0656 to existing stockholders and an immediate dilution of $ .05 per share to new investors.

USE OF PROCEEDS

We estimate that our net proceeds from our sale of shares of common stock in this offering, after deducting discounts and estimated offering expenses payable by us, will be approximately $5,000,000.

We intend to use the net proceeds from this offering (prior to the sale of any additional shares of common stock pursuant to the exercise of the over-allotment option) generally as follows:

•

approximately $4,500,000 to construct new Urgent Care Centers, in order to increase our profit margin and to guarantee our service quality, which is described in more detail under “Business Growth Strategies ”; and

•	the remaining proceeds for general corporate purposes, including working capital. Primarily for the purchase of new practices.

We will have broad discretion over the manner in which the remaining net proceeds of the offering will be applied, and we may not use these proceeds in a manner desired by our shareholders. We expect that we will use such net proceeds for general corporate purposes, including distribution related investments and working capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

LEGAL PROCEEDINGS

With the exception of the proceeding described below, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The directors and executive officers currently serving ER Urgent Care Holdings, Inc. are as follows:

NAME	AGE	POSITION
Mark Solomon	50	President - Board of Directors
Charles L. Neustein	63	Member - Board of Directors
Mark Leibman	54	Principal Accounting Officer
Henry Vila	52	Director of Operations
Ronald Lubetsky	47	Medical Director- Board of Directors

Mark Solomon—President; Director—Mr. Solomon has been an attorney in Fort Lauderdale, Florida since 1979. He is a member of the Florida, Michigan and Federal Bar. He was appointed to the ERUC Board of Directors in 2005 and was appointed as President in July, 2007. He is a Graduate of Nova University Law School. Graduate of New York Institute of Tech. Mr. Solomon is also an adjunct professor with the University of Phoenix. He is the Principal Accounting Officer Davie Fl. Parks and Recreation Board since 2000.

Charles Neustein—Board of Directors— Mr. Neustein has been instrumental in negotiating, and structuring this company through our recent merger and expansion. He has guided this company over the last six months through all the contracts and filings necessary to complete our merger. Mr. Neustein has been relentless in his due diligence and guidance through out. Mr. Neustein is a graduate of the University of Miami, and received his Law Degree from Washington and Lee University and is a long time resident of Miami Beach, Fl. Mr. Neustein has diligently served the South Florida community as a Municipal Court Judge for the City of North Miami Beach, Florida from 1957-76.

Mr. Neustein is admitted to the Supreme Court of Florida, the Supreme Court of Appeals in Virginia, the United States Supreme Court, the United States Court of Appeals for the Fifth, Second and Eleventh Circuits, the United Stated District Court of Appeals for the Southern and middles districts for the Florida. He has been the attorney for ER Urgent Care since 2001.

Mark Leibman—Principal Accounting Officer—Mr. Liebman is a CPA and has been a sole practitioner since 1993. Mr. Liebman graduated from Clark University, in Worcester Massachusetts in 1984.

Henry Vila—Director of Operations— Mr. Vila has worked in the medical field since 1988. With a Masters in Health Care Administration and 18 years of experience in Health Care Mr. Vila brings to ER Urgent Care Center a wealth of knowledge. As Executive Director Biscayne Rehabilitation and Administrator of Integrated Health from 1998 to 2005, he gained valuable knowledge and experience that he now brings to our organization. He has been with ER Urgent Care since July of 2005.

Ronald Lubetsky—Medical Director— Dr. Lubetsky has been our Medical Director since January, 2005. Prior to joining our organization, Dr. Lubetsky has been Medical Director for LaserPlus Aesthetic Center in Aventura, Florida and Medical Director for Anti-Aging Skincare Center, LLC in Miami Beach, Florida. From January, 2004 through the present, Dr. Lubetsky has been Medical Advisor for Labsafe, Inc. in Hollywood, Florida, and has been Medical Director for Sunshine Medical Institute, LLC on Hollywood, Florida. From January, 2003 through the present, Dr. Lubetsky has been Medical Director for Bright Light Institute, LLC in Miami Beach, Florida and Medical Advisor for Biscayne Medical Center in Hollywood Florida. From January, 2002 through the present, Dr. Lubetsky has been Medical Director for ProCare Health center, inc. in North Miami Beach, Florida. From 1999 through 2002, Dr. Lubetsky was Medical Director for Specialty Medical Care centers, Inc., in Miami, Florida. Dr. Lubetsky received his law degree from University of Miami, a medical degree from Albert Einstein College of Medicine, a Ph.D. from Harvard, a Masters from the University of Michigan, and a Bachelors degree from Carnegie-Mellon University.

Board of Directors Committees And Other Information

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

The Board of Directors currently has no committees. As and when required by law, it will establish an Audit Committee and a Compensation Committee. The Audit Committee will oversee the actions taken by our independent auditors and review our internal financial and accounting controls and policies. The Compensation Committee will be responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and will administer our incentive compensation and benefit plans, subject to full board approval.

The functions of the Audit Committee and the Compensation Committee are currently performed by the Board of Directors.

Director Compensation

Our directors do not receive cash for their services. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors, but may enter into separate consulting agreements with individual directors at times.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Changes in Control

We are not aware of any arrangements, which may result in a change in control of the Company.

Indemnification of Officers and Directors

As permitted by Florida law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information known to us about the beneficial ownership of our common stock as of October 11, 2007 for: (1) each person, entity or group that is known by us to beneficially own five percent or more of our common stock; (2) each of our directors (and former directors, as applicable); (3) each of our named executive officers (and former officers, as applicable) as defined in Item 402(a)(2) of Regulation S-B; and (4) our directors and executive officers as a group. To the best of our knowledge, each stockholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws or footnotes to this table are applicable.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class
Common	Mark Solomon 700 Ives Dairy Rd. North Miami Beach Fl 33179	117,000	*
Common	Mark Leibman 700 Ives Dairy Rd. North Miami Beach Fl 33179	-0-	0%
Common	Charles L. Neustein 700 Ives Dairy Rd. North Miami Beach Fl 33179	8,400,000	21.6%
Common	Henry Vila 700 Ives Dairy Rd. North Miami Beach Fl 33179	-0-	0%
Common	Ronald Lubetsky 700 Ives Dairy Rd. North Miami Beach Fl 33179	-0-	0%
	All directors and executive officers as a group (6 persons)	12,617,000	21.7%
Common	Jerry Miller 700 Ives Dairy Rd. North Miami Beach Fl 33179	14,709,406	37.8%
Common	Paragon Trading Ltd. 3440 Preston Ridge RD suite 600 Alpharetta, Ga.30004 Controlled by Mr. Joseph C. Canouse	2,000,000	5.1%

• less than 1%

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Common Stock subject to options currently exercisable or exercisable within 60 days of October 11, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table above have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them.

Common Stock: As of the date of this registration statement, there were 38,890,935 shares of Common Stock outstanding that were held of record.

DESCRIPTION OF SECURITIES

We are authorized to issue 500,000,000 shares of capital stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock.

Common Stock

As of October 11, 2007 there were 38,890,935 shares of our common stock issued and outstanding held by our shareholders of record. This number does not include stockholders for whom shares were held in a “nominee” or “street name.” All shares of common stock outstanding are validly issued, fully paid and non-assessable. As of October 11, 2007, there are 651 shareholders of record.

The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock are not subject to call or redemption and are fully paid and non-assessable.

Shareholders are entitled to receive such dividends as may be declared by the Board of Directors of the ERUC out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Company’s earnings, financial needs and other pertinent factors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001per share, the rights and preferences of which may be determined by the Board of Directors. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors. The issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

As of October 11, 2007, there were no preferred shares issued and/or outstanding.

Voting Rights:

Each share of our common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

Dividend Policy:

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Liquidation Rights:

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

MISCELLANEOUS RIGHTS AND PROVISIONS:

Holders of our common stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. All outstanding shares of our common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. There are no provisions in our Articles of Incorporation or Bylaws that would prevent or delay change in our control.

TRANSFER AGENT

On October 20, 2004, the Company engaged Transfer Online, Inc.™ to serve in the capacity of transfer agent in order to facilitate the creation of a public trading market for our securities.

INTERESTS OF NAMED EXPERT AND COUNSEL

LEGAL MATTERS

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Joseph I. Emas, Esq., who has acted as our outside legal counsel in relation to certain, restricted tasks.

EXPERTS

Jewett, Schwartz, Wolfe & Associates, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and 2006 and for the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on its expertise in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the boards of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover decision.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company’s Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

OUR ORGANIZATION WITHIN LAST FIVE YEARS

ER Urgent Care Holdings, Inc. was incorporated on July 27, 2004 under the laws of the state of Florida. Our fiscal year ends December 31st of each year.

DESCRIPTION OF BUSINESS

General Overview

The Company provides non critical Ambulatory Urgent Care Medicine (“AUC”) in a cost effective manner, through a network of walk in after-hours ER Urgent Care Centers. As of August 2007, the Company’s facilities include six clinics in the tri-country area of Miami, Florida, with a seventh clinic, being built out and due to open in 2007.

The Company has also entered into a licensing agreement with a facility in Kansas City to use the Company’s registered trademark ER Urgent Care® and Company slogans in connection with that facility.

America’s Emergency Room crisis has reached epidemic proportions. In a recent report published by the Institute of Medicine it has become apparent that the crisis is far greater than first estimated. According to the Institute of Medicine’s report, Hospital-Based Emergency Care: At the Breaking Point (June 2006)(the “IM 2006 Report”), in 2003 nearly 144 million visits were made to hospital emergency departments (“EDs”), more than 1 for every 3 people in the United States. EDs continue to focus on their traditional role of providing urgent and lifesaving care but have taken on additional responsibilities including safety net care for uninsured patients, public health surveillance, disaster preparedness and acting as an adjunct to community physicians’ practices. Balancing these roles in the face of increasing patient volume and limited resources have become increasingly challenging for ERs. The situation is creating, in management’s opinion, a widening gap between the quality of emergency care Americans expect and the quality they actually receive. With a population growth of 12%, emergency rooms are experiencing 27 percent increase in visits, from 90 million to 114 million, according to the IM 2006 Report. At the same time, according to the Report, 425 emergency rooms nationwide have closed, 700 hospitals have closed and 200,000 beds are no more. The Report goes on to say, that in addition, 50% of all hospitals are losing money., with wait times in some major cities are as high as nine hours. Because non-emergency patients are usually low triage priorities, they often experience long wait times as they are passed over for more urgent cases.

ER Urgent Care Centers are distinctively different from an emergency room. ER Urgent Care Centers do not replace the primary care physician, instead they treat individuals in need of immediate medical care after hours. Life threatening situations however are immediately referred to a full care hospital. ER Urgent Care Centers limits its services to AUC i.e. non-life threatening conditions and do not have the limitations in resources encountered by many emergency rooms. According to the IM 2006 Report, an ER doctor sees approximately 60 to 80 patients in a 10 hour shift. An ER Urgent Care physician sees approximately 25 in 9 hours. Consequently, the ER Urgent Care Center believes that it can and does provide a higher quality of care with more attention given to the individual patient.

Ambulatory Urgent Care Medicine

The United States health care system is considered by many the best in the world. It has become common to refer to our system as “health care”. In reality however, the U.S. health care system, would be better defined as a disease, illness and injury system. There are a few “health” exceptions, such as pap smears, blood pressure checks, weight, blood sugar test, and lipid profiles. Yet the system has been designed and built around the events of a disease, illness and injury. In fact, financial aspects of the health care industry are driven by CPT, ICD-9 codes and fee structures, which are triggered by these events. The “state” of health has little to do with our system except the need to have “healthy people” financing the system of care for the disease, illness and injury population.

The system of hospitals and clinics has been built under the same circumstances. Clinics have been operated on the basis of appointments, long-term medical record and a Monday through Friday, 8AM-5PM delivery system. Because of consumer demands some clinics have chosen to extend these hours into the evening and weekend. The hospital emergency room has served as an after hours delivery system, but is recognized as the wrong site for routine medical problems due to the cost structure and inconvenience.

According to the IM 2006 Report, it has become evident that 85% of the public is otherwise healthy with only an episodic need to access our disease, illness and injury system. The consumer demands on the country’s delivery system have forced the market and providers to reconfigure the distribution of its services. This consumer group is well informed and has demanded these episodic services to be delivered similar to other services they consume in a competitive marketplace. These demands on medicine, have increasingly led to the un-bundling of the hospitals based focus of many services and their distribution into a community based ambulatory care, service center. The freestanding surgical center is one of many examples. Primary care and family practices have seen this demand grow well beyond their traditional practice patterns. Like many other market niches, primary care medicine is now specializing. Fifteen years ago this started with “urgent care”. Today, it has matured to the singular specialty of the ambulatory urgent care medicine.

The specialty of AUC is the practice of the ambulatory care component of primary care medicine. AUC practitioners specialize in treating a disease, illness or injury when presented on an episodic basis. The disease, illness or injury which is treated in an AUC setting is usually acute, and with treatment, is fully corrected in seven to fourteen days. The services are provided seven days each week, on average 12 hours each day, and an appointment is not required. Physician and medical staff are full time providers in the AUC clinic. Because of the focus on only ambulatory care, the AUC practitioners do not provide obstetric services, in-hospital admission, long term management of chronic diseases such as cancer, diabetes, heart disease, hypertension or other condition requiring long term medical management and continuity of care using the medical record history.

Because the AUC physician is an office-based practice, AUC physicians have been termed “the modern version of the old country physician”. AUC practitioners provide an affordable and convenient gateway to the traditional medical practice community. In fact, when the AUC medical encounter and examination indicates the need for a more extensive evaluation and possible long-term management plan, the patient is referred to the appropriate specialist or primary care physician. The plan of care is then supervised in the traditional multi-specialty community where appointments can be made and a continuity of care and medical record can be maintained.

Ambulatory urgent care medicine is one of the largest growing practices in the United States. In fact, there are more AUC practices opening than managed care plans. The demand is driven by the 85% of the population who are healthy, according the IM 2006 Report. When they have a medical need they want is treated now, want it convenient and affordable.

Many physicians are moving into the AUC practice. Physicians from traditional family practice with all the demands to be on call, travel between an office, hospital and nursing home and are looking for a change from this demanding schedule. Emergency room physicians, as well, who sometimes experience “burn out” between the ages of 42-47 are looking for a way to use their triage skills and reduce some of their stress. These physicians are looking to AUC clinics.

ER Urgent Care Services

The Company delivers what we believe to be cost-effective timely AUC for children, adults and seniors – including employee injury, illness and general healthcare programs, through its ER Urgent Care Centers. The patient receives premier health care after hours, at more affordable rates. A patient no longer has to experience the discomfort of crowded hospital emergency rooms and endless waiting.

The ER Urgent Care Centers provide ‘“after hours” care by a qualified professional team of doctors and nurses in state-of-the-art facilities networked to provide coverage is any typical city. The services are provided seven days each week, for 10 hours between the hours of 2:00 PM and 12:00AM, and an appointment is not required. Physician and medical staff are full time providers in the ER Urgent Care Centers. The ER Urgent Care Centers specialize in the treatment of any disease, illness and injury, which is presented by otherwise healthy consumers and is a component of primary care medicine. Any life-threatening situations are immediately referred to a full care hospital emergency room.

Services provided at the ER Urgent Care Centers include:

•	Physical Exams

Pre-Employment

Annual

DOT

Return to work

Repertory Compliance (OSHA)

•	Occupational Urgent Care

Work-related injuries

Sprains / Fractures

Lacerations

•	Occupational Healthcare

Drug Screening NIDA / NON-NIDA

Breath alcohol testing

Spirometry

Audiometry

PPD Test

Immunization / HEP B series

Flu Shots

•	Other Related Services

X-Ray

Limited laboratory

Limited pharmacy

As of July 31, 2007, the Company owns and operates the following ER Urgent Care Centers:

1. North Miami Beach: The Company’s principal operations are located at 700 Ives Dairy Road, North Miami Beach, Florida 33179.

2. Hallandale: located at 213 North Federal Highway – Hallandale Beach, Florida.

3. Kendall: located at 15463 SW 137 Ave. Kendall – Miami, Florida.

4. Tampa: located at 5535 Memorial Highway, Tampa, Florida. In September 2006, ER Urgent Care Centers acquired the Family Physicians of Tampa Bay, Inc. This family practice is located on a main thoroughfare. Family Physicians of Tampa Bay remains a family practice whose patients’ after-hours needs are met by ER Urgent Care Centers’ Tampa location.

5. St. Petersburg: located at 431 S.W. Blvd. North St. Petersburg Fl. 33703.

6. Kansas: the Company has entered into a licensing agreement with a facility in Kansas City to use the Company’s registered trademark ER Urgent Care® and Company slogans in connection with the facility.

7. Deland Fl.: 2370 E. International Speedway Blvd. Deland Florida. 32724

The Company is currently completing a build out of the following location, which is due to open in final quarter of 2007.

Normandy Isle: Normandy Isle, Miami Beach, Florida. We believe that this is a prime location for an ER Urgent Care Center attracting patients from South Beach, North Beach and surrounding areas well into Miami. The tremendous accessibility to this location and the lack of hospitals in this area makes this clinic a significant step forward for ER Urgent Care. The Company also has an option to purchase the building. There is only one hospital within a 15 mile radius with an average emergency wait in the hospital’s ER exceeding seven and a half hours.

The Company intends to continue to pursue acquisitions to increase its presence in existing markets and to enter new markets. When considering acquisitions, the Company evaluates such factors as historical and projected profitability, local market share, facility utilization, market demographics, growth potential and the availability of qualified physicians and medical personnel. The Company regularly engages in discussions with potential acquisition candidates.

License and Management Agreements

The Company’s strategy is to continue to develop ER Urgent Care Centers in new and existing geographic markets through the acquisition and development of healthcare centers. These acquisitions will be based on many elements of funds, time and availability. Concomitantly with its acquisition strategy, the Company hopes to expand its network of ER Urgent Care Centers by entering licensing and management agreements through which it operates ER Urgent Care Centers. The Company entered into its first licensing agreement with a facility in located at 1601 Ste. #D Meadowlark, Kansas City Kansas 66102. Pursuant to the agreement, the Kansas City center is permitted to use the Company’s registered trademark ER Urgent Care® and Company slogans in connection with that facility.

Staffing

Each ER Urgent Care Centers is staffed with at least one licensed physician who is an employee of the Company. The licensed physicians are generally experienced in occupational medicine or have emergency, family practice, internal medicine or general medicine backgrounds. Most centers use a staff of between 3 and 4 full-time persons, or their part-time equivalents, including licensed physicians, nurses and administrative support personnel.

Equipment

All Centers are equipped with X-Ray and Clinical Lab facilities and properly staffed with doctors, nurses and technicians. We expect that the Centers are able to provide medical assistance to patients within fifteen minutes of their arrival to the facility. Cost to the patient is also significantly lower than a hospital emergency room.

Patients

Since their inception, the Company’s ER Urgent Care Centers have served more than 100,000 patients.

Costs

The Company is compensated primarily on a fee-for-service basis. The cost of a standard visit is only $125.00. The Company accepts all major insurance carriers including Amerigroup, Avmed, Humana, Aetna, Total Health Choice, Medicaid/Medipass/Medi-Kids, United Health Care, Beech Street, Dimension Health, Assist Card, Cigna, Corvel, Health Insurance Plans and many more. Less than 60% of the Company’s revenues are dependent on Medicare or Medicaid reimbursement.

Principal Location

The Company is a Florida corporation with corporate headquarters at 700 Ives Dairy Road, North Miami Beach, Florida 33179.

Business Strategy

The Company’s primary objective is to capitalize on its presence in Florida to become the leading national provider of high-quality, cost effective critical emergency health care services in the United States. The Company’s strategy for achieving this objective is to: (i) continue to acquire and develop its ER Urgent Care Centers nationally and expand the AUC services available through such centers; (ii) continue to increase market penetration in the State of Florida, (iii) improve operating efficiencies by streamlining patient care and billing through enhanced information technology; and (iv) capitalize on the Company’s local and national market presence to attract new patients. The Company will seek to implement this strategy as follows:

•

Grow through Acquisition and Development of ER Urgent Care Centers. The Company will continue to acquire and develop ER Urgent Care Centers in new and existing markets. The Company will continue to expand its operations across the nations in order to provide quality care to its patients, while reducing total costs to employers, patients and insurers. Also by expanding on a national level, the Company will leverage management and other resources and to facilitate the development of integrated networks of affiliated physicians and other healthcare providers. In addition, due to the Company’s successful licensing arrangement in Kansas City, the Company will continue to license its intellectual property to develop ER Urgent Care Centers in new markets and within existing markets through licensing and management agreements.

•

Capitalize on the Company’s Local Market Presence. The Company believes that by expanding its ER Urgent Care Centers locally and nationally, that regional and national insurance carriers will benefit greatly from its ability to provide a full continuum of AUM services, on a statewide and nationwide basis. Currently, the ER Urgent Care Centers are mainly concentrated in the State of Florida. This has enabled the Company to better meet the needs of the large Florida based insurers by streamlining billing practices, having in-depth knowledge of in-state specific regulations and timely reacting to changes in such state-specific regulations. This allows the Company to offer insurance companies a simple solution to their healthcare management whilst substantially reducing their cost. The Company believes it can replicate its successful operation in Florida in other states and thereby create a national presence that will provide similar benefits to national and regional insurance companies across the United States. The Company is already benefiting from its strong local market presence. For example, in April 2006, the Company signed a contract with the MedMore Health Plan. MedMore is a significant health plan in the United States with over 350,000 participating providers and over 12,000 in Florida. The Company is now listed as an urgent care provider in all of MedMore’s directories. In June 2006, the Company signed agreements with FirstGuard, Humana of Kansas and Rockledge, a major Workman’s comp. provider for such organizations as WalMart, Costco, Target, Lowes and CVS. The Company will be listed as preferred providers with all these companies. In addition, the Company by continuing to expand its ER Urgent Care Centers nationally will be well-positioned to capitalize on its national and local marketing efforts.

•

Improve Operating Efficiencies through Enhanced Information Technology. The Company’s ongoing development of its information technology will strengthen its ability to provide a full integrated AUC services to its patients. The Company will continue to enhance its information systems to make more effective use of its extensive proprietary knowledge base relating to AUC, healthcare regulations and coding, medical billing and reimbursement practices. These enhanced information systems will enable the Company to streamline patient care to improve efficiency and further enhance the Company’s ability to furnish high-quality, efficient AUC services in compliance with the regulations governing healthcare services. Further, the Company believes it can more efficiently process its medical billing and reimbursement through the use of innovative information technology, and it will continue to devote resources to improving such systems.

•

Develop Strong Relationships with Physicians. The Company believes recruiting and retaining motivated physicians is vitally important to its long term success. The Company invests considerable resources in the screening, hiring and training of its employees.

1.	Industry Overview

Definition of Ambulatory Urgent Care Medicine

AUC is the practice of the ambulatory care component of primary care medicine. All services are provided in an office-based practice. AUC specializes in the treatment of any disease, illness and injury, which is presented by otherwise healthy consumers. According to the Institute of Medicine, it provides services to 85% of the population who do not suffer form a long-term chronic disease, or require the services of a hospital.

AUC is largely provided by independent physicians, who have experienced increasing pressures in recent years from growing regulatory complexity and other factors, as well as hospital emergency departments and other urgent care providers such as MedStop, ProCare, and others. The Company believes that, as integrated networks continue to be developed, the Company’s competitors will increasingly consist of specialized provider groups.

Common Scope of Services in an AUC

According to Institute of Medicine, although the level and extent of AUC services provided by urgent care providers will differ from practice to practice there are certain commonalities within the AUM field.

100% of all AUC’s are episodic and acute. Minor lacerations, fractures, bumps, sore throats, ear infection, and other “just don’t feel good” conditions.

87% of all AUC’s provide a wide range of Workers Compensation, pre-placement services, DOT exams, BAT testing, etc.

68% of all AUC’s provide acute on-site physical therapy. This is a very effective case management tool for Workers Compensation.

97% of all AUC’s provide pre-packaged prescription services (i.e. average of 28 frequently used drugs). This may vary State by State.

100% of all AUC’s have x-ray departments for basis radiology covering fractures care, chests exams, etc. State licensing regulates the delivery of this service.

98% of all AUC’s have a CL1A level II laboratory department for routine blood test and other diagnostic procedures. Federal law regulated the delivery of these services.

100% of all AUC’s have life support capabilities but do not advertise this service to the public. People who present to the ACC with life threatening situations are immediately transferred to the Emergency Departments or referred to the 911 EMS systems.

100% of all AUC’s are licensed to practice medicine by the State in which the practice is located. No other certification or accreditation is required.

95% of all AUC’s are open seven days a week, 13 hours on average and require no appointment.

Less than 5% of all AUC’s do traditional primary care. Those centers that do are located in service areas, which have a limited number of providers.

95% of all AUC’s physicians do not have and do not require hospital-admitting privileges. Patients requiring this care are referred to their own PMD or are referred to a local PMD for appropriate follow up and continued care.

95% of all AUC’s will see managed care patients, traditional insurance, and private pay. These centers offer the patient discounts for cash payment when the service is not billed to a thin) party.

96% of all AUC’s use a fee for service system of payment. This provides for a specific measurement of cost, benefit, and value in purchasing ACC services. Other forms of reimbursement vary by contract and from state to state.

60% of all AUC’s are privately owned by physicians and other owners. Hospitals account for the remaining ownership. Private ownership is increasing while hospital ownership is declining. Variations occur from year to year.

Staffing

97% of all AUC’s are staffed by full time physicians and medical staff.

70% of all AUC physicians are board certified in family practice or emergency medicine. A state and federal license to practice medicine is required for practice in an ACC as in all private practices of medicine. Board certification in AUC is being reviewed but will not be required.

Medical staff is comprised of Registered Nurses, Medical Assistants, Lab Technologists, X-ray Technologists and other medical support personnel. The configuration of the staffing is in accordance with state laws and varies from state to state and within different community’s standards of care.

100% of all AUC’s have the physician available at all times. Some variation of this may be seen in very rural remote areas where Nurse Practitioners and Physicians Assistants are present.

Facility Design for AUC

50% of all AUC’s are freestanding clinic buildings. 50% are in retail shopping centers. The sites vary by state and groups development preference. All are routinely convenient and easy to locate and utilize.

AUC’s differ from traditional physician’s office with procedure room for lacerations and fractures, radiology department for x-ray services, laboratory for lab services and onsite physical therapy. While some traditional physician practices may have these facilitates, it is more the exception. It is however, the rule for AUC’s to have these service spaces available.

Competition

The market to provide healthcare services within the ambulatory care component of primary care medicine is highly fragmented and competitive. The Company’s competitors are typically independent physicians, hospital emergency departments and other urgent care providers. The Company believes that, as integrated networks continue to be developed, the Company’s competitors will increasingly consist of specialized provider groups. The Company believes that it enjoys a competitive advantage by specializing in, and focusing on, the ambulatory care component of primary care medicine.

Management believes that the Company will compete effectively because:

•	Specialization in AUC: ER Urgent Care Center limits its services to AUC i.e. non-life threatening conditions and does not have the limitations in resources encountered by many emergency rooms.

•

High-Quality Services Leading to New Patient Referrals: ER Urgent Care Centers have a growing reputation for high-quality service. The Company believes that its high-quality service leads to patient satisfaction, which in turn increases patient referrals.

•

Low Cost of Services: According to the Institute of Medicine’s report, ED charges for minor problems have been estimated to be two to five times higher than those of a typical office visit. The cost of a standard visit to an ER Urgent Care Center is only $125.00. The Company estimates that a comparable ED hospital visit averages approximately $1200.00. An X-ray in a hospital is estimated at approximately $600.00 with the cost of the X-ray reading adding another $300.00. ER Urgent Care Center charges for an X-ray and reading is only $75.00 in total.

•

ER Urgent Care Center accepts all major insurance carriers: ER Urgent Care Center is a provider for Amerigroup, Avmed, Humana, Aetna, Total Health Choice, Medicaid/Medipass/Medi-Kids, United Health Care, Beech Street, Dimension Health, Assist Card, Cigna, Corvel, Health Insurance Plans and many more.

•

Reduced Co-pay for Patients: Co-pay in a hospital ED is generally $100.00 at ER Urgent Care Center Co-pay ranges from $25.00 to $35.00 depending on the policy and therefore is substantial more attractive to patients.

•

Improve Operating Efficiencies. The Company believes that it has developed a strong operating structure, led by experienced management who are responsible for all quality, regulatory, financial and ER Urgent Care Center goals. The Company believes that this infrastructure can support increased patient volumes with limited incremental expenditures. The Company intends to continue to leverage its experienced management team and increase operating efficiencies through standardization of systems and integration of new centers.

•

ER Urgent Care Center’s Ability to Recruit and Retain Physicians: Many physicians are seeking to move into AUC practices. Physicians from traditional family practice with all the demands to be on call, travel between an office, hospital and nursing home and are looking for a chance from this demanding schedule. In addition, certain emergency room physicians, some of whom experience “burn out” are looking for a way to use their triage skills and reduce some of their stress. ER Urgent Care Centers are an attractive alternative that allows physicians and other healthcare staff to utilize their skills in a less stressful environment.

•

EDs Limited Resources: With a population growth of 12%, hospital emergency rooms are experiencing a 27% increase in visits, from 90 million to 114 million. At the same time, the resources available to hospital EDs have diminished. In addition, 425 emergency rooms nationwide have closed and 700 hospitals have closed. 50% of all hospitals are losing money and wait times in some major cities are as high as nine hours.

Marketing

The Company aims to utilize marketing to: (i) increase patients attendance to the ER Urgent Care Centers; (ii) to promote a positive corporate image for ER Urgent Care Centers among the public; (iii) increase public awareness and support for Urgent Care Centers facilities; (iv) promote a positive image and loyalty among physicians, and other healthcare providers; and (v) promote employee loyalty and support at all levels.

Marketing Targets

The Company’s marketing is targeted at the following demographics:

•	The general public in the areas around each existing or soon to be established ER Urgent Care Centers (5 miles around each facility).

•	Doctors, physicians and health care providers, so they refer their patients to ER Urgent Care Centers.

•	Health Insurance companies and plans.

•	City, County and State officials.

Market Research

In accordance with the Company’s marketing initiative, the Company has embarked on market research to better ascertain as to when a patient selects an ER Urgent Care Center versus instances when the selection is completely up to the physician, the medical insurer, or other third parties. This is a key parameter of market segmentation. The results of the market research will constitute the basis for distinct advertising and promotional appeals to each segment, the motivation and behavior of which is understood to be quite different. These differences will constitute the basis for distinct advertising and promotional appeals to each segment. For example, patients may be lured to a particular healthcare service by specific billboard. Medical insurers on the other hand most often search for financial advantages and other added value in favoring a particular healthcare provider. Physicians however, often require strategies that build loyalty, trust and commitment. As physicians and medical insurers are a valuable source of referrals, the Company intends to continue targeting such groups in addition to its direct patient marketing effort. The market can also be segmented on the basis of classical demographics: e.g., age, sex, education, income, etc. These characteristics will also help to define the specific market approach to be employed to reach and persuade each segment to become patients of ER Urgent Care Centers.

Advertising; Public Relations; and Promotions

The Company recognizes that the keys to success in attracting new patients to ER Urgent Care Centers are efficient and cost effective advertising, public, relations strategies that produce results and well coordinated promotions. The Company aims to create programs and campaigns that: (i) entice new potential patients to ER Urgent Care Centers; (ii) increase public awareness of services offered to patients; (iii) positions ER Urgent Care Centers as the best alternative for urgent medical care services; and (iv) provide tools to support expansion and new business development efforts.

The Company intends to achieve these goals by utilizing the media as follows:

•	Develop an aggressive approach to maximize the placement of institutional ads in pertinent publications by securing prime positions or additional free exposure.

•	Obtain discounts and special prices by contracting directly whenever possible.

•	Improve exposure without raising costs by developing self-financed and sponsored projects in the media.

•	Implement advertising campaigns that specifically reach targeted markets.

•	Utilize non-traditional media whenever possible. (Regional newspaper, Cable T.V., P.O.P. materials, radio, etc.).

•	Maximize the use of new technology for exposure (Fax advertising, Internet, electronic board systems, PDAs).

•	Explore alternatives to join efforts to finance co-op advertising with hospitals, medical insurers, collaborators, providers and suppliers.

The Company also plans to increase its promotional efforts to include the following:

•	Promotion of new services or facilities.

•	Promotions coordinated with major sponsors.

•	Sponsorship of activities aimed at target markets.

•	Promotions to motivate attendance to special events.

•	Promotions at events aimed a potential, or actual patients, or referrals.

Pursuant to these above stated goals:

In July 2006, the Company signed of two-time Grammy Award winner Jorge Moreno as spokesperson for the ER Urgent Care Centers. This hometown South Florida celebrity was a Grammy Award winner for “Best New Artist.” Mr. Moreno was recently featured on Billboard, “American Bandstand” and “Good Morning America.” He recorded the soundtrack for the motion picture “Havana Nights” with music sensation Carlos Santana. He is also a recording artist for Madonna.

During the month of April, 2006, the Company conducting a mass direct mail campaign. Reaching over 40,000 potential patients the Company utilized this direct mail campaign to feel enhance name recognition to the Company’s recent TV ad blitz. The ad entitled “The Coach” was widely viewed in the South Florida area and became a topic of conversation.

The Company introduced patient ID cards. Each patient that is treated will receive their very own ER Urgent Care ID card. Upon their next visit with a simple swipe of the card the patient’s history will be in the Company’s system. In addition, the patient now has in their wallet or purse a constant personalized reminder of ER Urgent Care Centers.

The Company also introduced a monthly newsletter, “HEALTHY NEWS BROUGHT TO YOU BY ER URGENT CARE CENTERS.” This monthly newsletter will provide general health tips. It also aims to make readers aware of new trends in health care as well as new treatments. In addition, it is expected that the newspaper will bring national exposure to the Company thereby continuing the commitment of national name branding of ER Urgent Care Centers. The newsletter is free.

Employees

As of October 11, 2007, the Company had 60 employees. The Company has 38 full time employees and 22 part-time employees.

The Company believes that its future success will depend in large part on its ability to attract and retain highly-skilled managerial, medical and sales personnel. Competition for qualified personnel in the medical services industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could materially adversely affect on the Company’s business, operating results or financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as “believes,” “anticipates,” “expects,” “intends,” “estimates” and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, without limitation:

•	our ability to obtain a meaningful degree of consumer acceptance for our services now and in the future;

•	our potential need to raise additional capital to fund the growth of our business consistent with our strategy;

•	our ability to market our services on a global basis at competitive prices now and in the future;

•	our ability to maintain brand-name recognition for our services now and in the future;

•	our inability to foresee major shifts in government policy, which might impact, directly or indirectly, on operations or on the trade treatment of goods vital to our business;

•	build the management and other resources infrastructure necessary to support the growth of our business;

•	competitive factors and developments beyond our control; and

•	our success in forecasting demand for our services now and in the future.

Introduction and Nature of Business

ER Urgent Holdings, Inc. (the “Company” or “ER”), incorporated in the State of Florida, provides non critical Ambulatory Urgent Care Medicine (“AUC”) in a cost effective manner, through a network of walk in after-hours ER Urgent Care Centers. The ER Urgent Care Centers are staffed by a qualified professional team of doctors and nurses in state-of-the-art facilities networked to provide coverage is any typical city. The services are provided seven days each week, for 10 hours between the hours of 2:00 PM and 12:00AM, and an appointment is not required. Physician and medical staff are full time providers in the ER Urgent Care Centers.

Selected Financial Data

	Quarter ended June 30,
	2006	2007
RESULTS OF OPERATIONS

Total revenues	$449,939	$469,289
Net loss	$(286,437)	$(10,863,917)
Net loss attributable to common stockholders	$(286,590)	$(10,879,841)
Basic and fully diluted loss per common share	$(.00)	$(.09)
Weighted average common shares outstanding	81,813,561	10,256,218

Overview

Three month period ended June 30, 2006 compared to the three month period ended June 30, 2007

Overall Financial Situation. The Company had revenues of $469,289 for the three month period ended June 30, 2007, an increase of $ 19,350 or 4.3 % from the three month period ended June 30, 2006. The Company’s revenues are generated from its Medical services. The increase in revenues was the result of a larger volume of patients and increase in number of locations. The Company has operating expenses of $10,832,368 for the three month period ended June 30, 2007, an increase of $ 10,095,992 or 1,370% from the same three month period ended June 30, 2006. The increase is primarily due to the non-cash issuance of shares as compensation for services rendered and expenses incurred due to the expansion of the company. The Company had an accumulated deficit at June 30, 2007 in the amount of $16,322,864 as compared to $4,400,858 for the same period in 2006, an increase primarily due to the net loss incurred in the last year. Interest expense increased by $9,334 for the three month period ended June 30, 2007 from $153 for the three month period ended June 30, 2006. This increase was due primarily to debt incurred when acquiring new centers in 2007.

Off-Balance Sheet Arrangements

There are no off-balance arrangements.

Recently Issued Accounting Pronouncements

Accounting changes and error corrections

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2006. The Company will adopt SFAS 154 in the first quarter of fiscal year 2007 and does not expect it to have a material impact on its consolidated results of operations and financial condition.

Fair value measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

Accounting for uncertainty in income taxes

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2008. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not currently in a position to determine such effects, if any.

Taxes collected from customer and remitted to governmental authorities

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06–3 (EITF 06-3), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06–3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06–3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. The Company currently presents such taxes net. EITF 06–3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company’s consolidated financial statements.

Accounting for rental costs incurred during a construction period

In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), “Accounting for Rental Costs Incurred during a Construction Period” (FAS 13-1). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2007. The Company’s adoption of FAS 13-1 will not materially affect its consolidated results of operations and financial position.

Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company’s balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition

FSP FAS 123(R)-5

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition

Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements” which established that revenue can be recognized when persuasive evidence of an arrangement exists, all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is reasonably assured.

Revenue is recognized in the period in which services are performed. Net operating revenues consist primarily of net patient service fees that are recorded based on established billing rates, less estimated discounts for contractual allowances, principally for patients covered by Medicare, Medicaid, managed care and other health plans, and self-pay patients.

Concentration of Credit Risk

Financial instruments that potentially subject our company to significant concentrations of credit risk consist primarily of trade accounts receivable. We perform ongoing credit evaluations with respect to the financial condition of its creditors, but we do not require collateral. In order to determine the value of our accounts receivable, we record a provision for doubtful accounts to cover probable credit losses. Our management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Income Taxes

The Company accounts for income taxes using an asset and liability approach for financial accounting and income tax reporting based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The Company has recorded a 100% valuation allowance.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

DESCRIPTION OF PROPERTY

The Company maintains seven (7) facilities at this time. The Company leases all of its real property under long term leases. The following summarizes the locations and lease terms:

North Miami Beach - 700 Ives Dairy Road North Miami Beach Fl. 33179. The Company maintains its corporate headquarters at this location. The original lease was entered into during 2005 and has 3 years remaining. The annual lease payments total $243,504. The lease payment is adjusted annually, based upon increases in taxes and the cost of living formula.

Kendall - Located at 15463 SW 137 Ave. Miami Florida 33177 – The original lease agreement was entered into during 2005 for a term of 4 years, which approximately 2 years remaining under this lease. The annual lease payments total $35,435… The lease payment is adjusted annually, based upon increases in taxes and the cost of living formula.

Hallandale - 213 North Federal Highway Hallandale Beach Fl. 33009. The original lease was entered into during 2004 and has approximately 8 months remaining. The annual lease payments total $$35,856. The lease payment is adjusted annually, based upon increases in taxes and the cost of living formula .

Tampa: 5535 Memorial Highway, Tampa, Florida. The annual lease payment of $58,368 is payable monthly. The original lease was signed in September 2006 for a term of 5 years. The lease payment is adjusted annually, based upon increases in taxes and the cost of living formula.

St. Petersburg - 431 SW Blvd. Saint Petersburg Fl. 33703. The original five year lease was entered into during 2007 and has 4 years and 8 months remaining on its original terms. The annual lease payments total $87,250. The annual lease payment allows for annual increases in rent, based on taxes and cost of living formula.

Deland - 2370 International Speedway Blvd. Deland Fl. 32724. The annual lease payment of $69,600. The original 5 year lease term has 4 years and 10 months remaining. The annual lease payment allows for annual increases in rent, based on taxes and cost of living formula.

Miami Beach - 1041 71st Street Miami Beach Fl. 33141. The Company has entered into this five year lease in August 2007 and will begin making payments in September 2007. The annual lease payment of $52,800.00 is payable monthly. The annual lease payment will increase based on taxes and cost of living formula.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Pink Sheets (www.pinksheets.com) centralized quotation service for OTC securities under the trading symbol “ERUC.PK,” but is not quoted on the NASD OTC Bulletin Board or NASDAQ, nor listed on any national or regional securities exchange.

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the Pink Sheets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High($)	Low($)
Fiscal Year 2005
First Quarter (January-March 2005)	1.45	0.20
Second Quarter (April-June 2005)	0.38	0.18
Third Quarter (July-September 2005)	0.16	0.16
Fourth Quarter (October-December 2005)	0.18	0.15
Fiscal Year 2006
First Quarter (January-March 2006)	0.22	0.16
Second Quarter (April-June 2006)	0.21	0.17
Third Quarter (July-September 2006)	0.19	0.16
Fourth Quarter (October-December 2006)	0.19	0.08
Fiscal Year 2007
First Quarter (January-March 2007)	0.11	0.03
Second Quarter (April-June 2007)*	0.80	0.24

*	Giving effect for the 1 for 13 split of the common stock effective April 23, 2007.

We intend to make application to the NASD for our shares to be quoted on the OTC Bulletin Board. The application to the NASD will be made following the commission comment period for this Form SB-2. Our application to the NASD will consist of current corporate information, financial statements and other documents required by Rule 15c211 of the Securities Exchange Act of 1934, as amended. Inclusion on the OTC Bulletin Board permits price quotation for our shares to be published by such service.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of October 11, 2007, we had approximately 651shareholders of record of our common stock.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. We have not paid a dividend with respect to our common stock since our incorporation. We do not expect to pay a dividend on our common stock in the foreseeable future.

MANAGEMENT

EXECUTIVE COMPENSATION

The following table shows the compensation paid over the past three fiscal years with respect to our “named executive officers” as that term is defined by the under the Securities and Exchange Act of 1934.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark Solomon President	2006	50,000	—	—	—	—	—	—	50,000
	2005	50,000	—	—	—	—	—	—	50,000
Mark Leibman Principal Accounting Officer	2006	—	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—	—
Henry Vila Director of Operations	2006	81,000		—	—	—	—	—	81,000
	2005	81,000		—	—	—	—	—	81,000
Ronald Lubetsky Medical Director	2006	36,000	—	—	—	—	—	—	36,000
	2005	36,000	—	—	—	—	—	—	36,000

2006 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Solomon President	—	—	—	—	—	—	—	—	—	—	—	—	—
Mark Leibman Principal Accounting Officer	—	—	—	—	—	—	—	—	—	—	—	—	—
Henry Vila Director of Operations	—	—	—	—	—	—	—	—	—	—	—	—	—
Ronald Lubetsky Medical Director	—	—	—	—	—	—	—	—	—	—	—	—	—

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Mark Solomon President	—	—	—	—	—	—	—	—	—
Mark Leibman Principal Accounting Officer	—	—	—	—	—	—	—	—	—
Henry Vila Director of Operations	—	—	—	—	—	—	—	—	—
Ronald Lubetsky Medical Director	—	—	—	—	—	—	—	—	—

2006 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Solomon President	—	—	—	—
Mark Leibman Principal Accounting Officer	—	—	—	—
Henry Vila Director of Operations	—	—	—	—
Ronald Lubetsky Medical Director	—	—	—	—
	—	—	—	—

2006 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark Solomon President	—	—	—	—
Mark Leibman Principal Accounting Officer	—	—	—	—
Henry Vila Director of Operations	—	—	—	—
Ronald Lubetsky Medical Director	—	—	—	—
	—	—	—	—

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mark Solomon President	—	—	—	—	—
Mark Leibman Principal Accounting Officer	—	—	—	—	—
Henry Vila Director of Operations	—	—	—	—	—
Ronald Lubetsky Medical Director	—	—	—	—	—

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark Solomon	—	—	—	—	—	—	—
Charles L. Neustein	—	—	—	—	—	—	—
Ronald Lubetsky	—	—	—	—	—	—	—

2006 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)
Mark Solomon President	2006	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—
Mark Leibman Principal Accounting Officer	2006	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—
Henry Vila Director of Operations	2006	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—
Ronald Lubetsky Medical Director	2006	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—

2006 PERQUISITES TABLE

Name	Year	Personal Use of Company Car/Parking	Financial Planning/ Legal Fees	Club Dues	Executive Relocation	Total Perquisites and Other Personal Benefits
Mark Solomon President	2006	—	—	—	—	—
	2005	—	—	—	—	—
Mark Leibman Principal Accounting Officer	2006	—	—	—	—	—
	2005	—	—	—	—	—
Henry Vila Director of Operations	2006	—	—	—	—	—
	2005	—	—	—	—	—
Ronald Lubetsky Medical Director	2006	—	—	—	—	—
	2005	—	—	—	—	—

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control
Mark Solomon President	Basic salary	—	—	—	—	—	—
	Bonus	—	—	—	—	—	—
Mark Leibman Principal Accounting Officer Board of Directors	Basic salary	—	—	—	—	—	—
	Bonus	—	—	—	—	—	—
Henry Vila Director of Operations	Basic salary	—	—	—	—	—	—
	Bonus	—	—	—	—	—	—
Ronald Lubetsky Medical Director	Basic salary	—	—	—	—	—	—
	Bonus	—	—	—	—	—	—

Unless otherwise restricted by the certificate of incorporation, the members of board of directors have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation thereafter. Members of special or standing committees may be allowed, like, for example, compensation for attending committee meetings.

Employment Agreements

On August 9, 2005, the Company entered a Medical Director Services Agreement with Dr. Ronald Lubetsky. The term was for one year but has been extended for a second year until August 9, 2007. The parties may expend the agreement for additional one year periods by mutual consent. The agreement requires compensation to Dr. Ronald Lubetsky of $26,000 annually, to be paid bi-weekly. The agreement includes standard confidentiality requirements for Dr. Ronald Lubetsky.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2005 or 2006 or any interim period.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

We have filed the registration statement on form SB-2 under the Securities Act of 1933, as amended, with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 100 F Street, Room 1580, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 100 F Street, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

HOW TO GET MORE INFORMATION

We have filed with the Commission a registration statement on Form SB-2 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

ER URGENT CARE HOLDINGS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2006

FINANCIAL STATEMENTS

June 30, 2007

Balance Sheet	F – 18

Statements of Operations	F – 19

Statements of Changes in Cash Flows	F – 20

Notes to Financial Statements	F–21– 22

Report of Independent Registered Public Accounting Firm

To The Shareholders and Board of Directors of

ER Urgent Care Holdings, Inc.

We have audited the accompanying balance sheet of ER Urgent Care Holdings, Inc. (a Florida corporation) as of December 31, 2006 and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ER Urgent Care Holdings, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that ER Urgent Care Holdings, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, ER Urgent Care Holdings, Inc. has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jewett, Schwartz, Wolfe & Associates

Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida
March 29, 2007

ER URGENT CARE HOLDING, INC.

BALANCE SHEET

DECEMBER 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$34,953
Accounts receivable, net	1,610,823
Medical supply inventory	52,564

Total current assets	1,698,340
Property and equipment, net	582,263
Other assets	576,252

TOTAL ASSETS	$2,856,855

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$237,239
Current portion of long term debt	9,202
Legal settlement payable	185,129

Total current liabilities	431,570
Long term debt	354,700

TOTAL LIABILITIES	786,270
Commitments and contingencies
Shareholders’ Equity:
Common stock, 200,000,000 shares at $.0001 par value authorized, 105,093,283 shares issued and outstanding	10,509
Additional paid in capital	7,503,098
Accumulated deficit	(5,443,022)

TOTAL SHAREHOLDERS’ EQUITY	2,070,585

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,856,855

The accompanying notes are an integral part of these financial statments.

ER URGENT CARE HOLDINGS, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2006	2005
Revenues	$2,300,007	$1,404,230
Direct labor costs	1,605,299	780,681

Gross profit	694,708	623,549
General and administrative expenses	1,863,533	1,173,725

Loss from operations	(1,168,825)	(550,174)

Other expense:
Interest expense	2,891	729
Legal settlement expense	—	15,000

Net loss before income taxes	(1,171,716)	(565,905)
Provision (benefit) for income taxes	—	—

Net loss	$(1,171,716)	$(565,905)

EARNINGS PER SHARE - basic and diluted	$(0.01)	$(0.03)

Weighted average shares outstanding - basic and diluted	86,908,322	19,830,932

The accompanying notes are an integral part of these financial statments.

ER URGENT CARE HOLDINGS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock 1,000,000,000 shares authorized		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares Issued	Par Value $.00001 per share
BALANCE - DECEMBER 31, 2004	57,255,215	$5,725	$3,418,805	$(3,705,401)	$(280,871)
Issuance of common stock	20,387,835	2,039	1,239,325	—	1,241,364
Less: capital acquisition costs			(163,428)		(163,428)
Net loss	—	—	—	(565,905)	(565,905)

BALANCE - DECEMBER 31, 2005	77,643,050	$7,764	$4,494,702	$(4,271,306)	$231,160
Issuance of common stock	27,450,233	2,745	3,383,216		3,385,961
Less: capital acquisition costs			(374,820)		(374,820)
Net Loss	—	—	—	(1,171,716)	(1,171,716)

BALANCE - DECEMBER 31, 2006	105,093,283	$10,509	$7,503,098	$(5,443,022)	$2,070,585

The accompanying notes are an integral part of these financial statements.

ER URGENT CARE HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005
Cash Flows from Operating Activities
Net loss	$(1,171,716)	$(565,905)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	272,068	393,259
Depreciation expense	157,502	116,646
Changes in operating assets and liabilities:
Accounts receivable	(1,314,393)	(672,918)
Medical supply inventory	(16,566)	(35,998)
Deposits and other assets	9,910	(25,000)
Intangible assets	(542,145)	—
Accounts payable	76,195	(48,853)
Legal settlements payable	(160,000)	(169,559)

Net cash used in operating activities	(2,689,145)	(1,008,328)

Cash Flows from Investing Activities

Purchase of equipment	(423,408)	(215,859)

Net cash used in investing activities	(423,408)	(215,859)

Cash Flows from Financing Activities
Repayments of shareholder loan	(339,321)	171,207
Proceeds from shareholder loan	100,245	—
Loan to seller - St Petersburg	300,000	—
Truck loans	63,901	—
Net issuance of common stock including capital acquisition costs	3,011,141	1,077,936

Net cash provided by financing activities	3,135,966	1,249,143

Change in Cash	23,413	24,956
Cash - Beginning of year	11,540	(13,416)

Cash - End of year	$34,953	$11,540

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,891	$729

Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1 - DESCRIPTION OF ORGANIZATION

Organization – ER Urgent Care Holdings, Inc. (Company) is a domestic corporation that was formed in July 2004. The Company operates six emergency care centers located in Florida and Kansas. These centers provide after-hours health care and offer an alternative to the hospital emergency room. In addition, two of these centers have active family medical practices run during the day.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern

As shown in the accompanying financial statements, the Company has net losses of $1,171,716 and $565,904 during the years ended December 31, 2006 and 2005, respectively. These conditions create an uncertainty as to the Company’s ability to continue as a going concern. Management plans to increase marketing efforts, reduce expense, expand into additional regions through the country and create licensing arrangements with centers in existence. The financial statements do no include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of accounting – The financial statements are prepared using the accrual basis of accounting where revenues are recognized upon services provided to patient and expenses are recognized in the period in which they were incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America.

Revenue recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition in Financial Statements” which established that revenue can be recognized when persuasive evidence of an arrangement exists, all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is reasonably assured.

Revenue is recognized in the period in which services are performed. Net operating revenues consist primarily of net patient service fees that are recorded based on established billing rates, less estimated discounts for contractual allowances, principally for patients covered by Medicare, Medicaid, managed care and other health plans, and self-pay patients.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses approximate fair value at December 31, 2006 because of the relatively short maturity of the instruments.

Cash and cash equivalents

The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Accounts receivable

Accounts receivable represents claims submitted to insurance companies that have not yet been received, amounts due for services not covered by insurance and amounts due from patients with no insurance. The Company makes judgments as to the collectibility of accounts receivable based on historical trends and future expectations. Management estimates an allowance for doubtful accounts which represents the collectibility of trade accounts receivable. To determine the allowance for doubtful accounts, management reviews specific customer risks and the Company’s accounts receivable aging.

Property and equipment

Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are recognized as incurred. Depreciation and amortization is provided for on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation/ Amortization Period
Medical & office equipment	5 to 7 Years
Furniture & fixture Computer equipment	5 to 7 Years 5 Years
Leasehold improvements	3 to 5 Years

Intangible asset

Intangible assets consist principally of the excess of cost over the fair value of net assets acquired, which consist of client lists, medical provider contracts and goodwill. Such assets were the result of asset purchase agreements entered into by the Company during October and November 2006, in conjunction with the acquisition of family practices located in Tampa and St. Petersburg, Florida. Goodwill was allocated to the acquired entities based on a purchase price allocation.

In accordance with SFAS 142 “Goodwill and Other Intangible Assets”, goodwill and other indefinite-lived intangible assets are no longer amortized, but are reviewed for impairment at least annually and if a triggering event were to occur in an interim period. Goodwill impairment is determined using a two-step process. The first step of the impairment test is used to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds its book value, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is not required. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of that goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. This evaluation utilizes discounted cash flow analysis and forecasting of operating results.

Income taxes

The Company accounts for income taxes using an asset and liability approach for financial accounting and income tax reporting based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The Company has recorded a 100% valuation allowance.

Advertising

Advertising costs are charged to expense during the period in which they were incurred. Advertising expenses for the years ended December 31, 2006 and 2005, was $171,868 and $103,780, respectively.

Earnings per share

The Company computes basic and diluted loss per share amounts for December 31, 2006 and 2005, pursuant to the Statement of Financial Accounting Standards (SFAS) No. 128, “Earnings per Share.” There are no potentially dilutive shares outstanding and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

New accounting pronouncements

Accounting changes and error corrections

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2006. The Company will adopt SFAS 154 in the first quarter of fiscal year 2007 and does not expect it to have a material impact on its consolidated results of operations and financial condition.

Fair value measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

Accounting for uncertainty in income taxes

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2008. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not currently in a position to determine such effects, if any.

Taxes collected from customer and remitted to governmental authorities

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06-3 (EITF 06-3), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06-3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06-3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. The Company currently presents such taxes net. EITF 06-3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company’s consolidated financial statements.

Accounting for rental costs incurred during a construction period

In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), “Accounting for Rental Costs Incurred during a Construction Period” (FAS 13-1). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2007. The Company’s adoption of FAS 13-1 will not materially affect its consolidated results of operations and financial position.

Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company’s balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition.

FSP FAS 123(R)-5

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable, net consist of the following;

	December 31,
	2006	2005
Accounts receivable	$2,147,764	$618,497
Less: allowance for doubtful accounts	(536,941)	(50,000)

Accounts receivable, net	$1,610,823	$568,497

Bad debt expense for the years ended December 31, 2006 and 2005 was $ 536,941 and $441,728, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment, net consist of the following;

	December 31,
	2006	2005
Medical and office equipment	$369,820	$147,824
Computer equipment	82,092	52,282
Leasehold improvements	556,609	498,589
Vehicles	89,801	—

	1,055,091	698,695
Accumulated depreciation	(516,059)	(358,557)

Property and equipment, net	$582,263	$338,607

Depreciation expense for the years ended December 31, 2006 and 2005 was $157,502 and $118,177, respectively.

NOTE 5 – INTANGIBLE ASSETS

During 2006, the Company entered into 2 asset purchase agreements as follows:

Tampa

On October 15, 2006, the Company entered into an asset purchase agreement to take over a family medical practice located in Tampa, Florida. According to the terms of the agreement, the practice was purchased for $125,000, which includes approximately $85,000 in medical and office equipment and inventory. The balance of the purchase price was allocated as goodwill associated with the practice, including the client base, current employment and medical provider contracts.

The purchase price was paid out at follows:

•	$85,000 paid in cash on or before closing

•	100,000 shares of stock to be issued within one year of closing

The Center will continue as a family practice, in addition to providing emergency care services in the after-hours.

St. Petersburg

On November 1, 2006, the Company entered into an asset purchase agreement to take over a large family medical practice located in St. Petersburg, Florida. The purchase price for the practice was $600,000, which includes approximately $125,000 in medical equipment, office equipment and inventory. The balance of the purchase price was allocated between the client base, employment team and related contracts, medical records and other related assets.

The purchase price was paid out as follows:

•	$200,000 paid in cash at closing

•	375,000 shares of unrestricted stock to be issued during 2007.

•	$300,000 note payable to the Seller. The terms of the note are 24 interest only payments at 8.2% to be made starting December 15, 2006, with the principal balance due in full on December 15, 2008.

This center will continue as a family practice, in addition to providing emergency care services in the after-hours.

Both centers acquired have generated net profits through December 31, 2006, therefore no impairment of intangible assets was deemed to have incurred.

NOTE 6 – NOTES PAYABLE

2006
Notes payable to a finance company, due in monthly installments of $900, including principal, sales tax and interest at 8.5% through 2012, collateralized by certain equipment.	$63,902
Note payable to Seller of St Petersburg location, 24 interest only payments of $2062 at 8.2% interest, with the principal balance of $300,000 due in December 2008.	300,000

363,902
Less current portion	(9,202)

Long – term debt	$354,700

The aggregate maturities of long – term debt at December 31, 2006 are as follows:

December 31
2007	$9,202
2008	310,000
2009	10,500
2010	11,000
2011 and thereafter	23,200

Total	$363,902

NOTE 7 – INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2006 and 2005 consist of the following:

	December 31,
	2006	2005
Current:
Federal	$—	$—
State
Deferred:
Federal	(410,000)	(204,990)
State	(64,000)	(3,800)

	(474,000)	(208,790)
Benefit from the increase in valuation allowance	474,000	208,790

Provision (benefit) for income taxes, net	$—	$—

The above benefit was calculated using a combined federal and state tax estimated rate as noted below:

Statutory federal income tax rate	35.0%
State income taxes	5.5%
Other	—%
Valuation allowance	(40.5)%

Effective tax rate	(0.0)%

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

2006
Net operating loss carry- forwards expiring between 2015 - 2018	$2,220,000

Deferred income tax asset	$2,220,000

The net deferred tax assets and liabilities are comprised of the following:

2006
Deferred tax assets
Current	$—
Non-current	2,220,000

2,220,000
Less valuation allowance	(2,220,000)

Net deferred income tax asset	$—

The Company has net operating loss carryforwards totaling approximately $5,500,000, which will begin expiring in 2018.

NOTE 8 – COMMITMENTS

Leases: The Company has entered into multiple non-cancelable lease agreements which cover rental space for five locations. These leases are accounted for as operating leases. These leases expire between 2007 and 2012.

Future minimum payments under these non-cancelable leases are as follows as of December 31, 2006:

Year	Amount
2007	$380,193
2008	398,354
2009	411,537
2010	370,714
2011	18,750

$1,579,548

Rent expense for December 31, 2006 and 2005 was $406,711 and $265,723, respectively.

Employment contracts: The Company has employment contracts with certain of its executive officers and certain management personnel in effect for five years from the date of the agreement, with automatic one year renewals unless terminated by either party. These agreements provide for minimum salaries as adjusted for annual increases and may include incentive bonuses based upon attainment of specified management goals. In addition, these agreements provide for severance payments in the event of specified termination of employment. As of December 31, 2006, the aggregate commitment for future compensation and severance, excluding incentive bonuses, was $50,000, none of which was accruable at that date.

Medical provider contracts: In addition, the Company also has agreements with Medical Directors of multiple facilities, which cover a one year period from the date of the agreement, which are automatically renewed in one year intervals unless cancelled by either party. These contracts provide for annual compensation of $30,000, payable in monthly installments. No amounts were accruable as of December 31, 2006 or 2005.

NOTE 9 – RELATED PARTY TRANSACTIONS

Agreement: The Company has made payments of $229,076 and $ 60,188 as of December 31, 2006 and 2005 to a Director. These payments represent compensation and expense reimbursements in accordance with the employment contract noted above.

Other: The Company has made payments of $0 and $20,681 as of December 31, 2006 and 2005 to other shareholders or related parties. These payments represent payment for services or reimbursement of expenses.

Shareholder loans: During the ordinary course of business, short-term loans are made by shareholders to the business. These loans typically have repayment terms of less than one year and carry no stated interest rate. The loan balances as of December 31, 2006 and 2005 were $0 and $229,076. Interest paid to shareholders was $0 and $729 for the years ended December 31, 2006 and 2005, respectively.

NOTE 10 – SHAREHOLDERS’ EQUITY (DEFICIENCY)

Common stock issuance: In 2005, the Company issued 20,387,500 shares of $.0001 par value stock for $1,241,364.

During 2006, the Company issued 27,450,233 shares of $.0002 par value stock for $3,385,961.

During 2004, 994,480 shares of $.0001 par value stock were cancelled and reissued in accordance with the allocation terms of the merger. In 2004, 1,000,000,000 shares were authorized, with 57,255,215 of $.0001 par value stock being issued.

Capital acquisition costs: – Capital acquisition costs represent expenses incurred to raise capital, including commissions paid to contractors to solicit sales of shares, postage and freight to mail promotional material, printing costs of stock certificates and promotional material, and legal and professional fees associated with the issuance. The total capital acquisition costs incurred through December 31, 2006 and 2005 was $374,820 and $129,428, respectively.

Stock options: – Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or at an exercise price less than the fair market value at the date of grant. There are no stock options granted as of December 31, 2006.

NOTE 11 – LEGAL SETTLEMENTS PAYABLE

Legal settlements payable consist of amounts accrued on pending or settled litigation on matters arising in the course of business.

	December 31,
	2006	2005
Legal settlements payable, net	$185,129	$360,129

Legal settlement expense for the years ended December 31, 2006 and 2005 was $0 and $15,000, respectively.

Gary Burns vs. ER Urgent Care Management Company, et al –

A judgment in the case filed in 2003 was entered against the Company during September 2005 in the amount of $494,489, which includes repayment of principal, attorney’s fees and interest. This amount has been included in legal settlements payable as of December 31, 2006 and 2005.

In September 2005, an escrow account was established whereby 500,000 shares of the Company stock would be liquidated over an agreed upon time period, in order to satisfy this judgment. Approximately $175,000 has been paid toward the satisfaction of this judgment in 2006.

Malpractice Claims and Other Liabilities

The Company maintains malpractice insurance from an independent insurer. Such risks are subject to various per claim and aggregate limits. The Company is unaware of any such asserted or unasserted claims.

Other

The Company is currently a party to other legal proceedings incidental to its business. While the Company’s management believes that the ultimate outcomes of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company’s financial statements, litigation is subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

NOTE 12 – SUBSEQUENT EVENTS

New Centers – In August 2006, the Company also entered into an agreement to purchase a practice located in Deland, Florida. The Company is expecting to close on this facility during April 2007.

Common Stock Issuance – During 2007, approximately 5,800,000 shares have been issued by the Company for total proceeds of $1,000,000.

ER URGENT CARE HOLDING, INC.

BALANCE SHEET

June 30, 2007
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,978
Accounts receivable, net	1,962,640
Medical supply inventory	92,564

Total current assets	2,064,182
Property and equipment, net	660,304
Other assets	786,752

TOTAL ASSETS	$3,511,238

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Bank overdraft	$89,979
Accounts payable and accrued liabilities	250,881
Current portion of long term debt	35,550
Legal settlements payable	85,129
Loans from shareholders	42,787
Note payable-short term	165,000

Total current liabilities	669,326
Long term debt	322,380

TOTAL LIABILITIES	991,706

Commitments and contingencies
Shareholders’ Equity:
Common stock, 500,000,000 shares at $.00001 par value authorized, 38,372,871 shares issued and outstanding	384
Additional paid-in capital	18,842,012
Accumulated deficit	(16,322,864)

TOTAL SHAREHOLDERS' EQUITY	2,519,532

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,511,238

The accompanying notes are an integral part of these financial statements.

ER URGENT CARE HOLDINGS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$469,289	$449,939	$1,130,281	$897,286
General and administrative expenses	10,832,368	736,376	11,994,198	1,313,008
Loss from operations before interest	(10,363,079)	(286,437)	(10,863,917)	(415,722)

Interest expense	9,487	153	15,924	420

Net loss	$(10,372,566)	$(286,590)	$(10,879,841)	$(416,142)

Weighted average shares outstanding - basic and diluted	10,256,218	81,813,561	9,698,721	79,721,376

EARNINGS PER SHARE - basic and diluted	$(1.01)	$(0.00)	$(1.12)	$(0.01)

The accompanying notes are an integral part of these financial statements.

ER URGENT CARE HOLDINGS, INC.

STATEMENTS OF CHANGES IN CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2007	2006
Cash Flows from Operating Activities
Net loss	$(10,879,841)	$(416,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	9,494,110
Depreciation expense	104,495	62,322
(Increase) decrease in operating assets and liabilities:
Accounts receivable	(351,817)	(402,999)
Supply inventory	(40,000)	35,998
Deposits and other assets	—	—
Accounts payable	13,642	(56,031)
Bank overdraft	89,979	—
Legal settlements payable	(100,000)	(60,000)

Net cash used in operating activities	(1,669,432)	(836,852)

Cash Flows from Investing Activities
Deland practice acquisition	(210,500)	—
Purchase of equipment	(150,726)	(61,493)

Net cash used in investing activities	(361,226)	(61,493)

Cash Flows from Financing Activities
Repayment of loans from shareholder	—	(93,792)
Deland acquisition financing	165,000	—
Payment toward long term debt	(5,972)	—
Proceeds from shareholder loan	42,787
Net issuance of common stock including capital acquisition costs	1,802,868	1,418,456

Net cash provided by financing activities	2,004,683	1,324,664

Change in Cash	(25,975)	426,319
Cash - Beginning of year	34,953	11,540

Cash - End of year	$8,978	$437,859

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$6,437	$420

Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1 - DESCRIPTION OF ORGANIZATION

Organization – ER Urgent Care Holdings, Inc. (Company) is a domestic corporation that was formed in September 2000. The Company operates emergency care centers in South Florida. These centers provide after-hours health care and offer an alternative to the hospital emergency room.

Basis of accounting – The financial statements are prepared using the accrual basis of accounting where revenues are recognized upon services provided to patient and expenses are recognized in the period in which they were incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim reporting

While the information presented in the accompanying interim financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the December 31, 2006 audited annual financial statements of ER Urgent Care Holdings, Inc. All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with the Company’s audited December 31, 2006 annual financial statements.

Operating results for the period ended June 30, 2007 are not necessarily indicative of the results that can be expected for the year ended December 31, 2007.

Going concern

As shown in the accompanying financial statements, the Company has incurred net losses of $10,879,841 and $416,142 during the six months ended June 30, 2007 and 2006, respectively. These conditions create an uncertainty as to the Company’s ability to continue as a going concern. Management plans to increase marketing efforts, expand into additional regions throughout the country by purchase of new centers or by creation of licensing arrangements with existing facilities. The financial statements do no include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New accounting pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 allows companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 will become effective for the Company beginning in fiscal 2009. The Company is currently evaluating what effects the adoption of SFAS No. 159 will have on the Company’s future results of operations and financial condition.

NOTE 3 - EQUITY

Reverse Stock Split- The company authorized a 13-1 reverse stock split effective April 23, 2007.

Stock issued for services- In May 2007, the Company issued 12,500,000 shares to satisfy legal fees. The shares have been valued at $0.40 per share for a total of $5,000,000.

On May 14, 2007, the Company issued 1,843,125 shares for financing services. The shares have been valued at $0.40 per share for a total of $737,250.

During June 2007, the Company issued 14,449,460 shares at $0.26 per share to an officer of the Company, for a total of $3,756,860 for services.

NOTE 4 - INTANGIBLE ASSETS

On March 30, 2007, the Company entered into an asset purchase agreement to take over a family medical practice located in Deland, Florida. According to the terms of the agreement, the practice was purchased for $330,000, which includes approximately $119,500 in medical and office equipment and inventory. The balance of the purchase price was allocated as goodwill associated with the practice, including the client base, current employment and medical provider contracts and classified as other assets on the balance sheet.

The purchase price was paid out at follows:

•	$165,000 paid in cash on or before closing

•

$165,000 note with interest secured by the Deland, Florida practice which includes all goodwill patients and patient lists, accounts receivable, property and equipment, and leasehold interest, commencing on May 2, 2007, monthly payments of $5,170.50, and a final balloon payment in the amount of $119,493 due by April 2, 2008

The Center will continue as a family practice, in addition to providing emergency care services in the after-hours.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about______________ except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

_______________

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:		_______________ PROSPECTUS _______________ 87,500,000 Shares of Common Stock ER URGENT CARE HOLDINGS, INC. ______________, 2007
☐	except the common stock offered by this prospectus;
☐	in any jurisdiction in which the offer or solicitation is not authorized;
☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
☐	to any person to whom it is unlawful to make the offer or solicitation; or
☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.
The delivery of this prospectus or any accompanying sale does not imply that:
☐	there have been no changes in the affairs of ER URGENT CARE HOLDINGS, INC. after the date of this prospectus; or
☐	the information contained in this prospectus is correct after the date of this prospectus. _______________
Until _________, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

Part II—Information Not Required in Prospectus

Item 24.	Indemnification of Directors and Officers

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover decision.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company’s Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution*

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement.

Commission Registration Fee	$221.
Printing and Engraving Expenses	$1,000
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$25,000
Miscellaneous	$9,000

TOTAL	$50,221.

*	All expenses except SEC registration fee are estimated.

Item 26.	Recent Sales of Unregistered Securities

The information set forth below relates to our issuances of securities without registration under the Securities Act of 1933 during the past three years. Jerry Miller was the founder of the company and received his shares when the company went public in 2004.

On July 14, 2005, we sold 5,800,000 shares of common stock at $0.12 to three companies under an exemption from registration provided by Rule 504 of Regulation D of the Securities Act. No underwriting discounts or commissions were payable with respect to this transaction to JPC capital in the amount of $100,000.00. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 504 insofar as (1) each of the investors was accredited within the meaning of Rule 501(a); (2) the investors were purchasing the shares for investment intent; (3) the maximum limit of funds received did not exceed the limit under Rule 504; and (4) and none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c). A ten percent fee was paid to JPC Capital.

On July 10, 2006, we sold 7,287,732 shares of common stock at $0.11 to three companies under an exemption from registration provided by Rule 504 of Regulation D of the Securities Act. JPC Capital was paid $100,000.00 in fees. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 504 insofar as (1) each of the investors was accredited within the meaning of Rule 501(a); (2) the investors were purchasing the shares for investment intent; (3) the maximum limit of funds received did not exceed the limit under Rule 504; and (4) and none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

In March and April of 2007, the Company converted debt into equity. In return for the forgiveness of $143,431.25 in debt, the Company issued 14,343,125 shares of common stock. The common shares were issued to accredited investors without registration under the Securities Act of 1933 in reliance on an exemption from registration provided by Section 4(2) of the Securities Act, and from similar applicable state securities laws, rules and regulations exempting the offer and sale of these securities by available state exemptions. No general solicitation was made in connection with the offer or sale of these securities.

As of July 31, 2007, 4,828,800 shares of rule 504 were sold at .21 cents per share. JPC Capital was paid $100,000.00 in fees. The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 504 insofar as (1) each of the investors was accredited within the meaning of Rule 501(a); (2) the investors were purchasing the shares for investment intent; (3) the maximum limit of funds received did not exceed the limit under Rule 504; and (4) and none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c).

Item 27.	Exhibits.

3.1(a)	Articles of Incorporation

3.1(b)	Articles of Amendment

3.1(c)	Articles of Amendment

3.1(d)	Articles of Amendment

3.2	Bylaws

5.1	Opinion of Joseph Emas, Attorney at Law

10.1	Form of Agreement

10.2	Equity Line of Credit

10.3	Addendum to Term Sheet

23.1	Consent of Joseph Emas, Attorney at Law (see 5.1 opinion)

23.2	Consent of Independent Registered Public Accounting Firm

Item 28.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration Statement; and

(c)	include any additional or changed material information on the plan of distribution.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.	That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus that we file relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

(ii)	any free writing prospectus relating to the offering prepared by or on our behalf or used or referred to by us;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by or on behalf of us; and

(iv)	any other communication that is an offer in the offering made by us to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 Registration Statement to be signed on its behalf by the undersigned, on October 12, 2007.

ER URGENT CARE HOLDINGS INC.

By:	/s/ Mark Solomon
Mark Solomon, President

By:	/s/ Mark Leibman
Mark Leibman Principal Accounting Officer/

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below followed by an asterisk hereby constitute and appoint Mark Solomon, as the undersigned’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign a registration statement on form SB-2 with respect to the registrant, and to further sign any and all amendments thereto (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under the Securities Act of 1933, which relates to this registration statement) and, to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Name	Date
/s/ Mark Solomon Mark Solomon	October 12, 2007

/s/ Mark Leibman Mark Leibman	October 12, 2007

/s/ Charles L. Neustein Charles L. Neustein	October 12, 2007

/s/ Ronald Lubetsky Ronald Lubetsky	October 12, 2007

Exhibit Index

Exhibit No.	Description

3.1(a)	Articles of Incorporation

3.1(b)	Articles of Amendment

3.1(c)	Articles of Amendment

3.1(d)	Articles of Amendment

3.2	Bylaws

5.1	Opinion of Joseph Emas, Attorney at Law

10.1	Form of Agreement

10.2	Equity Line of Credit

10.3	Addendum to Term Sheet

23.1	Consent of Joseph Emas, Attorney at Law (see 5.1 opinion)

23.2	Consent of Independent Registered Public Accounting Firm